As filed with the Securities and Exchange Commission on December 13, 2007

Registration No. 333-147858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933

AUDIBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3407945
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1 Washington Park
Newark, New Jersey 07102
(973) 820-0400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

Donald R. Katz
Chairman and Chief Executive Officer
Audible, Inc.
1 Washington Park
Newark, New Jersey 07102
(973) 837-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Copies to:

Nancy A. Spangler, Esq.
DLA Piper US LLP
1775 Wiehle Avenue, Suite 400
Reston, VA 20190
(703) 773-4000

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 13, 2007

PROSPECTUS

5,897,335  Shares

AUDIBLE, INC.

Common Stock

This prospectus relates to the resale, from time to time, of up to 5,897,335 shares of our common stock or interests therein by the selling stockholders, listed on page 13, or their transferees.  Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.  We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the NASDAQ Global Market under the symbol “ADBL”.  On December 12, 2007, the closing price of one share of our common stock was $9.83.

____________________

Investing in our common stock involves a high degree of risk.

You should carefully read and consider the risk factors beginning on page 4.

____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, the selling stockholders referred to in this prospectus and identified in supplements to this prospectus may from time to time sell up to 5,897,335 shares of our common stock in one or more offerings. Each time the selling stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the common stock will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in that prospectus supplement. We encourage you to read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and our common stock offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any common stock discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state in which the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Audible,” “we,” “us,” “our,” or similar references mean Audible, Inc.

i

OUR BUSINESS

We are a leading provider of spoken audio entertainment, information, and educational programming on the Internet.  We specialize in the spoken word experience, providing digital audio editions of books, newspapers and magazines, television and radio programs, and original programming.  Our service provides a way for individuals to consume audio content at times when it is challenging to read, such as when driving, exercising or performing consistent simple handwork, and it also provides listeners with the opportunity to simply enjoy what they want, when they want.

Consumers shop, purchase and download audio content from our Web sites, www.audible.com (United States) and www.audible.co.uk (United Kingdom), and from the Web sites of our related parties, www.audible.de (Germany) and www.audible.fr (France), directly to personal computers for listening in a variety of ways.  Most of our customers download audio to their PCs and Macs and then transfer the audio to MP3 players, personal digital assistants (PDAs), or to smart mobile devices (SMDs) for listening while not connected to a computer.  Others transfer, or “burn”, the content to audio CDs, while some customers simply listen at their computers or through a digital home entertainment network.  Our customers can also have their audio content wirelessly delivered to their SMDs every day, taking the computer out of the equation.  Our digital downloads are available on Amazon.com, and we are the exclusive supplier of audiobooks at the Apple iTunes Store, or iTunes, through a contract that extends through September 30, 2010.

In addition to the desirability of our content, we offer customers value, convenience and flexibility.  Our customers have the option to buy our content either a la carte, or to join any one of our AudibleListener membership plans that offer significant savings from what consumers typically will find at other traditional or online retail stores.  AudibleListener membership plans provide customers with access to a 30% discount on any individual content purchase, exposure to periodic sales, and member-only free content offerings.  Customers typically join the AudibleListener Gold or Platinum membership plans for a fixed monthly or annual fee that provides them with a predetermined number of credits to be used for downloading audio content.  Some of these credits may be rolled over month to month, should members elect to do so. In prior years we actively marketed other plans, including our Basic AudibleListener membership plan that cost $9.95 annually with no predetermined number of credits.  These legacy plans still have members.  In addition to our AudibleListener membership plans, our customers may also subscribe to any one of nearly 50 daily, weekly, or monthly subscription products.

On our Web sites, customers can select from more than 140,000 hours of audio content, comprising of 40,000 different programs.  Our selection of audio in our stores ranges from audiobooks to audio editions of national periodicals such as The New York Times, The Wall Street Journal, Forbes, The New Yorker and Scientific American, to radio and TV programming such as The Ricky Gervais Show, Car Talk, The Bob Edwards Show, Opie & Anthony and Charlie Rose.  Language instruction, personal development, stand-up comedy, children’s audio, study guides, historic speeches and readings, fiction, business, mystery and romance are only some of the categories of listening available to our customers.

Another important element of our success is our ability to build strong strategic relationships throughout the emerging market for handheld devices that play digital or compressed audio.  Our AudibleReady® initiative was designed to exploit this market by entering into multiple technology and co-marketing relationships with companies that manufacture digital audio-enabled devices.  The AudibleReady brand exists as a standard for digital downloads and playback that ensures interoperability between the Audible service and digital audio-enabled devices.

Consumers are able to enjoy our digital content on more than 570 different mobile devices made by more than 60 manufacturers. These devices include MP3 players, PDAs, SMDs, and entertainment systems made by companies such as Apple, Creative Labs, Dell, Hewlett-Packard, Motorola, Oakley, Palm, Philips, Samsung, SanDisk, Sonos, and Thomson.  Our device manufacturing partners support us by including our AudibleReady software on their devices.  They may also include audio samples on the device, insert marketing brochures in device boxes, provide point-of-purchase sales support, after-market promotions, and web-based and e-mail customer outreach.  We also enter into agreements to reimburse customers a portion of their purchase price for the devices if they enter into agreements to subscribe to our services for a specified period. Our relationships enable us to work with original equipment manufacturers of mobile audio devices, original design manufacturers, and integrated circuit vendor partners to simplify and rapidly adopt our technology for use in electronic devices with digital audio capabilities.

Since launching our service in 1997, over 1,166,000 customers from approximately 174 countries have purchased content from us, and hundreds of thousands more have purchased our content at iTunes.  We acquire new customers through a variety of marketing and public relations methods, including e-mail, targeted Web advertising, paid and natural search, word-of-mouth, marketing strategic partnerships with device manufacturers and retailers, targeted radio advertising, content-based public relations and other online and traditional promotions.  Beyond leveraging our first-to-market technology in the English language, together with our joint venture partners, we launched the German language version of the Audible service (www.audible.de) in December 2004.  We have also entered into a license and service agreement to support a French language version of the Audible service (www.audible.fr), which launched in the first quarter of 2005.  In February 2005, we established our wholly-owned subsidiary in the United Kingdom, known as Audible UK (www.audible.co.uk), which began commercial operations in June 2005. During 2005, we established a presence in Japan to support the procurement of Japanese audio content for delivery at iTunes Japan.

During 2005, we launched Audible Education, which we established to focus on the educational market. Audible Education is a mobile learning service for students, parents, educators and professionals with the mission of building literacy, developing study skills, improving learner comprehension, and expanding one's knowledge through listening to downloadable digital content. Through a strategic partnership with Pearson Education, Audible developed and launched VangoNotes (www.vangonotes.com), study guides tied chapter-by-chapter to top college textbooks, in the fall of 2006. Over 212 guides are now marketed by Pearson and Audible directly to students, and 34 more guides are being developed for publication by December 31, 2007.

The market for the Audible service results from the increasing usage of the Internet, the growth of handheld electronic devices that have digital audio capabilities, and the increasing number of hours commuters spend in traffic when they cannot otherwise read.  In contrast to traditional radio broadcasts or satellite radio, the Audible service offers customers access to content of their choice and the ability to listen to what they want, when and where they want - whether commuting, exercising, working around the house, traveling, or simply relaxing.  Unlike traditional and online bookstores, which are subject to physical inventory constraints and shipping delays, we provide a selection that is readily available in a digital format that can be quickly delivered over the Internet directly to our customers.

We provide new sources of revenue for publishers, writers and producers of books, newspapers, magazines, newsletters, radio and television shows, professional journals and business information.  We not only add the utility of audio entertainment, but of information, education and productivity to a broad array of digital audio-enabled devices.  We provide companies that distribute or promote our service with a wide selection of digital audio content to offer to their customers.

The market for the Audible service is driven by the increasing usage of the Internet, the growth of handheld electronic devices that have digital audio capabilities, and the increasing number of hours commuters spend in traffic when they cannot otherwise read. In contrast to traditional radio broadcasts or satellite radio, the Audible service offers customers access to content of their choice and the ability to listen to what they want, when and where they want - whether commuting, exercising, working around the house, traveling, or simply relaxing. Unlike traditional and online bookstores, which are subject to physical inventory constraints and shipping delays, we provide a selection that is readily available in a digital format that can be quickly delivered over the Internet directly to our customers.

Securities Offered

We are registering for resale by the selling stockholders 5,897,335 shares of our common stock initially acquired directly from us in transactions exempt from the registration requirements of federal and state securities laws. We are also registering for resale any additional shares of common stock which may become issuable with respect to the shares of common stock issued by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

Corporate Information

We were incorporated in Delaware in November 1995.  Our principal executive offices are located at 1 Washington Park, Newark, New Jersey 07102, and our telephone number is (973) 820-0400.  Our Web site is accessible at www.audible.com.  Information on our Web site does not constitute part of this prospectus.

Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus.  See “Where You Can Find More Information” below and “Incorporation of Documents by Reference” below.

RISK FACTORS

Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed below or appearing or incorporated by reference in this prospectus.

We have limited revenue, we have a history of losses, and we may not be profitable in the future.

Although we had income from operations of $1.1 million in 2004, we had losses from operations of $3.5 million and $12.0 million in 2005 and 2006, respectively, and $3.9 million for the nine months ended September 30, 2007. We can not assure you when we will become profitable again, or if we do so, whether we will maintain profitability.

We are highly dependent upon the sales of our audio content through iTunes. During 2006 and for the nine months ended September 30, 2007, approximately 24% and 29%, respectively, of our revenues were generated by selling our audio content through iTunes. We cannot assure you that customers visiting iTunes will continue to purchase the audio content that we provide.

We have identified material weaknesses in internal control over financial reporting which may adversely affect our operations.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to report on management’s assessment of the effectiveness of our internal control over financial reporting.  Additionally, our independent registered public accounting firm is also required to issue a report on the effective operation of our internal control over financial reporting.

During our 2006 compliance efforts, we identified material weaknesses involving ineffective execution of non-routine contracts, inadequate financial information and communication, ineffective review of account analyses, and inadequate identification and analysis of international non-income tax related matters.  See Item 9A of our Annual Report for 2006 for additional details regarding these material weaknesses.  As a result, our former independent registered public accounting firm issued an adverse opinion on the effectiveness of internal control over financial reporting.

Although we are in the process of implementing new controls to remediate these material weaknesses, we cannot assure you that any of the measures we implement will effectively mitigate or remediate such material weaknesses.

Ongoing compliance with Section 404 and remediation of any additional deficiencies, significant deficiencies or other material weaknesses that we or our independent registered public accounting firm may identify, will require us to incur significant costs and expend significant time and management resources.  We cannot assure you that any of the measures we implement to remedy potential future deficiencies will effectively mitigate or remediate such deficiencies.  In addition, we cannot assure you that we will be able to complete the work necessary for our management to issue its annual management report for 2007 or in future years.  We also can give no assurance that our independent registered public accounting firm will agree with our management’s assessment in future years.

If too many AudibleListener members refrain from using their audio credits on a timely basis, there will be a delay in recognizing the revenue until the credits are either used or expire.

The AudibleListener plans implemented in late 2005 include the ability for AudibleListener members to roll over a certain number of audio credits and download audio later in their membership periods.  To the extent AudibleListener members roll over audio credits, the cash received from the sale of those audio credits are reflected as deferred revenue.  As the rolled-over credits are used to download audio or expire, the value of the credits are recognized as revenue.  If a significant number of AudibleListener members delay in using their audio credits, the recognition of revenue related to those audio credits will be delayed and can adversely affect our operating results. Our deferred revenue liability has increased from $14.4 million at December 31, 2006 to $17.1 million at September 30, 2007.

If our efforts to attract new AudibleListener members are not successful, our revenues will be affected adversely.

We must continue to attract new AudibleListener members.  In December 2005, we launched a redesigned Web site and new AudibleListener membership plans aimed at making the Audible service more flexible and convenient for our customers.  During 2007 we altered our membership focus to emphasize more restrictive Gold and Platinum plans, which make it more difficult to attract new members. We continue to evaluate our membership plans and may make modifications in the future if we believe that those modifications will be beneficial.  We currently have approximately 441,000 members, including 143,000 Basic AudibleListener plan members.  If consumers do not perceive our new AudibleListener plans to be of value, we may not be able to retain our AudibleListener customers or attract additional AudibleListener members, and as a result, our revenues will be affected adversely.  The funds we spend on marketing and promotional activities to acquire new members reflect assumptions about how many members we can acquire and how long they will remain members.  If our actual experience falls short of our assumptions, our revenue and profit will be materially affected.

If we experience excessive rates of churn, our revenues may decline.

We must minimize the rate of loss of existing AudibleListener members while adding new members.  AudibleListener members cancel their memberships for many reasons, including reasons related to changes in the available time they have for listening to spoken audio, a perception that they are not using their membership effectively, customer service issues that are not satisfactorily resolved, or competitive service offerings in this or other media, including the availability of free podcasts.  We must continually add new AudibleListener members both to replace members who cancel and to grow our business beyond our current AudibleListener membership base.  If too many AudibleListener members cancel their memberships, or if we are unable to attract new members in numbers sufficient to grow our business, our operating results will be adversely affected.  Further, if excessive numbers of AudibleListener members cancel their memberships, we may be required to incur significantly higher marketing expenditures than we currently anticipate to replace these members. While our monthly churn rate significantly decreased during 2006, it has increased during 2007, and we cannot assure you that we will be able to return to these lower rates.

The market for our service is uncertain and consumers may not be willing to use the Internet to purchase spoken audio content, which could cause our business to grow more slowly.

There can be no assurance that our current business strategy will enable us to achieve profitable operations.  While the downloading of audio content from the Internet as a method of distribution is gaining acceptance, growth and continued market acceptance is highly uncertain, particularly in Germany, France and the UK.  Our success will depend in large part on more widespread consumer willingness to purchase and download spoken audio content over the Internet.  Purchasing this content over the Internet involves changing purchasing habits, the willingness of consumers to engage in downloads, and if consumers are not willing to purchase and download this content over the Internet, our revenue will be limited, and our business will be materially adversely affected.  We believe that acceptance of this method of distribution may be subject to network capacity constraints, hardware limitations, company computer security policies, the ability to change user habits, and the quality of the audio content delivered.  While we believe we have had some measure of success in gaining market acceptance of this method of distribution, including through our sales of content at the Apple iTunes Store, there can be no assurance that this will continue or that we will be able to gain market acceptance in Germany, France or the UK. It is also possible that in certain circumstances we will be unable to provide content requested by Apple, in which case Apple may elect to attempt to source that content on its own.

We may not be able to license or produce sufficiently compelling audio content to attract and retain customers and grow our revenue.

Our future success depends upon our ability to accumulate and deliver premium spoken audio content over the Internet. If we are unable to obtain licenses from the creators and publishers of content, including foreign language content, to have that content available on our Web site on terms acceptable to us, or if a significant number of content providers terminate their agreements with us, we would have less content available for our customers, which would limit our revenue growth and materially adversely affect our financial performance.  Although we currently collaborate with the publishers of periodicals and other branded print materials to convert their written material into original spoken audio content, the majority of our content originates from producers of audiobooks, radio broadcasts, and other forms of spoken audio content.  We are also seeking to increase the availability of foreign language content on www.audible.de and www.audible.fr as well as international content for these and www.audible.co.uk. Although many of our agreements with content providers are for terms of one to five years, our content providers may choose not to renew their agreements with us or may terminate their agreements early if we do not fulfill our contractual obligations.  We cannot be certain that our content providers will enter into new agreements with us on the same or similar terms as those currently in effect, or that additional content providers will enter into agreements on terms acceptable to us.

If manufacturers of electronic devices do not manufacture, make available, or sell a sufficient number of products suitable for our service, our revenue may not grow.

If manufacturers of electronic devices do not manufacture, make available, or sell a sufficient number of players promoted as AudibleReady, or if these players do not achieve sufficient market acceptance, we will not be able to grow revenue, and our business will be materially adversely affected.  Manufacturers of electronic devices have experienced delays in their delivery schedule of their digital players due to parts shortages and other factors.  Although the content we sell can be played on personal computers, we believe that a key to our future success is the ability to playback this content on handheld electronic devices that have digital audio capabilities.  We depend in large measure on manufacturers, such as Apple, Creative Labs, SanDisk and Palm to develop and sell their own products and promote them as AudibleReady.

We must establish, maintain and strengthen our brand names, trademarks and service marks in order to acquire customers and generate revenue.

If we fail to promote and maintain our brand names, our business, operating results, and financial condition could be materially adversely affected.  We believe that building awareness of the “Audible,”  “Audible.com” and “AudibleReady” brand names is critical to achieving widespread acceptance of our service by customers, content providers, device manufacturers, and marketing and distribution companies with which we have business relationships.  To promote our brands, we will need to increase our marketing expenditures and continue to register, maintain, and enforce our registrations and other rights in these marks in the markets where we do business and plan to expand.

Increasing availability of digital audio technologies may increase competition and reduce our revenue, market share and profitability.

If we do not continue to enhance our service and its capabilities and develop or adapt to new technologies, we will not be able to compete with new and existing distributors of spoken audio content.  As a result, we may lose market share and our business would be materially adversely affected.  The market for the Audible service is rapidly evolving and intensely competitive.  We expect competition to intensify as advances in and standardization of digital audio distribution, download, security, management, and playback technologies reduce the cost of starting a digital audio delivery system or a service that gathers audio content.  To remain competitive, we must continue to license or develop technology internally that will enhance the features of the Audible service, our software that manages the downloading and playback of audio content, our ability to compress audio files for downloading and storage, and our security and playback technologies.  Increased competition is likely to result in price reductions, reduced revenues, higher customer cancellation rates, higher content licensing costs, higher marketing costs and loss of market share, any of which could materially adversely affect our financial performance.

Our industry is highly competitive and we cannot assure you that we will be able to compete effectively.

We face competition in all aspects of our business and we cannot assure you that we will be able to compete effectively.  We compete for consumers of audio content with other Internet-based audio distributors and distributors of audio on cassette tape or compact disc.  We compete with others for relationships with manufacturers of electronic devices with audio playback capabilities.  The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences, and new and established companies entering the field.  We compete with (1) traditional and online retail stores, catalogs, clubs, and libraries that sell, rent, or loan audiobooks on cassette tape or compact disc, such as Audio Book Club, Borders, Barnes & Noble and Amazon.com, (2) Web sites, including iTunes, that offer podcasts and streaming access to spoken audio content, (3) other companies offering services similar to ours, such as eMusic, LearningOutLoud, Simply Audiobooks, soundsgood.com and spokennetwork.com and (4) online companies such as Google, America Online, Yahoo! and Microsoft Network, with the potential to offer spoken audio content.  Many of these companies have financial, technological, promotional, and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with the Audible service.

Capacity constraints and failures, delays, or overloads could interrupt our service and reduce the attractiveness of our service to existing or potential customers.

Any capacity constraints or sustained failure or delay in using our Web site could reduce the attractiveness of the Audible service to consumers, which would materially adversely affect our financial performance.  Our success depends on our ability to electronically, efficiently and with few interruptions or delays distribute spoken audio content through our Web site to a large number of customers.  Accordingly, the performance, reliability and availability of our Web site, our transaction processing systems and our network infrastructure are critical to our operating results. We have experienced periodic systems interruptions including planned system maintenance, hardware and software failures triggered by high traffic levels and network failure in the Internet and our Internet service providers.  We believe the complexities of our software and hardware mean that periodic interruptions to our service are likely to continue.  A significant increase in visitors to our Web site or simultaneous download requests could strain the capacity of our Web site, software, hardware and telecommunications systems, which could lead to slower response times or system failures.  These interruptions may make it difficult to download audio content from our Web sites in a timely manner. Moreover, the success and the availability of our services depends largely in part upon the continued growth and maintenance of the Internet infrastructure, including but not limited to; architecture, network, data capacity, protocols and security. Viruses spam and other acts of intentional malevolence may affect not only the Internet's speed, reliability and availability but also its continued method of electronic commerce, information and user engagement. If the Internet proves unstable and cannot withstand the new threats and increased demands placed upon it, our business, Web sites and revenues could be adversely affected.

We could be liable for substantial damages if there is unauthorized duplication of the content we sell.

We believe that we are able to license premium audio content in part because our service has been designed to reduce the risk of unauthorized duplication and playback of audio files.  If these security measures fail, our content may be vulnerable to unauthorized duplication playback.  If others duplicate the content we provide without authorization, content providers may terminate their agreements with us and hold us liable for substantial damages.  Although we maintain general liability insurance and insurance for errors or omissions, we cannot assure you that the amount of coverage will be adequate to compensate us for these losses.  Security breaches might also discourage other content providers from entering into agreements with us.  We may be required to expend substantial money and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

We do not have a comprehensive disaster recovery plan and we have limited back-up systems, and a disaster could severely damage our operations and could result in loss of customers.

If our computer systems are damaged or interrupted by a disaster for an extended period of time, our business, results of operations, and financial condition would be materially adversely affected.  We do not have a comprehensive disaster recovery plan in effect and do not have fully redundant systems for the Audible service at an alternate site.  Our operations depend upon our ability to maintain and protect our computer systems - all of which are located in our headquarters and at a third party offsite hosting facility.  Although we maintain insurance against general business interruptions, we cannot assure you that the amount of coverage will be adequate to compensate us for our losses.

Problems associated with the Internet could discourage use of Internet-based services like ours and adversely affect our business.

If the Internet develops more slowly than we expect as a commercial medium, our business may also grow more slowly than we anticipate, if at all.  Our success will depend in large part on the continued increase in the number of consumers who use of the Internet.  There are critical issues concerning the commercial use of the Internet which we expect to affect the development of the market for the Audible service, including:

•	Secure transmission of customer credit card numbers and other confidential information.

•	Reliability and availability of Internet service providers.

•	Cost of access to the Internet.

•	Availability of sufficient network capacity.

•	Ability to download audio content through computer security measures employed by businesses.

The loss of key employees could jeopardize our growth prospects.

The loss of the services of any of our executive officers or other key employees could materially adversely affect our business.  Our future success depends on the continued service and performance of our senior management and other key personnel, particularly Donald R. Katz, our Chairman and CEO.  We have employment agreements with all of our executive officers.  We maintain a $2.5 million key-man life insurance policy on Mr. Katz.

Our inability to hire new employees may hurt our growth prospects.

The failure to hire new personnel could damage our ability to grow and expand our business.  Our future success depends on our ability to attract, hire, and retain highly skilled financial, technical, managerial, editorial, marketing, and customer service personnel, and competition for these individuals is intense.

Our new facility in Newark may not lead to an increase in operational efficiencies or employee performance.

We recently relocated our headquarters approximately 17 miles to a new facility in downtown Newark, New Jersey. The facility provides us more space, better studios, better access to telecommunications and mass transportation facilities and is closer to New York City. Nevertheless, the relocation of a facility may lead to employee turnover, disruption of certain supplier relationships and a slowdown in responsiveness to customer contacts. This may lead to a reduction in service levels which could adversely affect our financial performance.

Our common stock has been relatively thinly traded and we cannot predict the extent to which a trading market will develop, which may adversely affect our share price.

Our common stock currently trades on the NASDAQ Global Market.  Our common stock is thinly traded compared to larger more widely known companies in our industry. In addition, there is a significant short interest in our common stock. Thinly traded or common stock with a significant short interest can be more volatile than common stock trading in an active public market.  We cannot predict the extent to which an active public market for the common stock will develop or be sustained in the future.

We may not be able to protect our intellectual property, which could jeopardize our competitive position.

If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position.  The steps we have taken may be inadequate to protect our technology and other intellectual property.  Our competitors may learn or discover our trade secrets or may independently develop technologies that are substantially equivalent or superior to ours.  We rely on a combination of patents, licenses, confidentiality agreements, and other contracts to establish and protect our technology and other intellectual property rights.  We also rely on unpatented trade secrets and know-how to maintain our competitive position.  We may have to litigate to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and the diversion of our management and technical resources.

Other companies may claim that we infringe their copyrights or patents, which could subject us to substantial damages.

If the Audible service violates the proprietary rights of others, we may be required to redesign our software, and re-encode the Audible content, or seek to obtain licenses from others to continue offering the Audible service without substantial redesign and such efforts may not be successful.  Furthermore, technology development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed with regard to similar technologies.  Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business.  A party making a claim could secure a judgment that requires us to pay substantial damages.  A judgment could also include an injunction or other court order that could prevent us from offering the Audible service.  Any of these events could have a material adverse effect on our business, operating results and financial condition.

We could be sued for content that we distribute over the Internet, which could subject us to substantial damages.

A lawsuit based on the content we distribute could be expensive and damaging to our business.  Our service involves delivering spoken audio content to our customers.  As a distributor and publisher of content over the Internet, we may be liable for copyright, trademark infringement, unlawful duplication, negligence, defamation, indecency, and other claims based on the nature and content of the materials that we publish or distribute to customers.  Although we generally require that our content providers indemnify us for liability based on their content and we carry general liability and errors and omission insurance, the indemnity and the insurance may not cover claims of these types or may not be adequate to protect us from the full amount of the liability.  If we are found liable in excess of the amount of indemnity or of our insurance coverage, we could be liable for substantial damages and our reputation and business may suffer.

Future government regulations may increase our cost of doing business on the Internet, which could adversely affect our cost structure.

Laws and regulations applicable to the Internet, covering issues such as user privacy, pricing and copyrights are becoming more prevalent.  The adoption or modification of laws or regulations relating to the Internet could force us to modify the Audible service in ways that could adversely affect our business.

We may become subject to sales and other taxes for direct sales over the Internet, which could affect our revenue growth.

Increased tax burden could make our service too expensive to be competitive and our revenue may decline.

We do not currently collect sales or other similar U.S. consumer taxes for the sale of downloadable content to residents of states other than New Jersey.  If we establish physical facilities in other states, our sales to residents of such states may be subject to sales tax.  In addition, one or more states may require that we collect sales taxes when engaging in online commerce with consumers located in those states, even if we have no physical in-state presence.   As of June 2007, value added tax is collected in connection with purchases made by EU residents on www.audible.com, as well as purchases made on our U.K. website, and on audible.fr and audible.de.  Other foreign jurisdictions may in the future require that companies located in the United States collect sales or similar taxes when engaging in online commerce with residents of those jurisdictions.

If one or more states or other foreign jurisdictions successfully assert that we should collect sales or other taxes on the sale of our content to consumers located in those states or foreign jurisdictions, which currently range from 5% to 25% of the selling price of our content, the resulting increased cost to consumers could discourage  them from purchasing our content.  This could have a material adverse effect on our revenue.  In addition, continuous changes in foreign tax regulations require us to ensure we are in compliance with these obligations as they arise.  It is expensive to maintain the requisite knowledge of taxing activities in the over 170 countries where we have customers.  Failure to collect taxes from non-resident U.S. consumers on a timely basis may necessitate that we pay these taxes from our revenues without contribution from the consumers who made the taxable purchase.

A variety of risks could adversely affect our international activities.

The operation of our international activities will require significant management attention as well as financial resources to operate in accordance with local laws and customs.  If international content publishers fail to provide us with sufficient content, we may not be able to attract customers with the broad selection of local content required to be successful.  In addition, the concept of digital spoken audio is not as well developed in Germany, France, and the UK as it is in the United States.  These factors may have a material adverse affect on our financial performance.

Our charter and bylaws could discourage an acquisition of our company that would benefit our stockholders.

The following provisions could have the effect of delaying, deterring, or preventing a change in the control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, or may otherwise discourage a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect the market price of our common stock:

•
Our Board of Directors, without stockholder approval, may issue preferred stock on terms that they determine.  This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult.  Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

•	Our Board of Directors is “staggered” so that only a portion of its members are elected each year.

•	Only our Board of Directors, our Chairman of the Board, our President or stockholders holding a majority of our stock can call special stockholder meetings.

•	Special procedures must be followed in order for stockholders to present proposals at stockholder meetings.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We use words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projections” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words.  All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Accordingly, any such statements are qualified in their entirety by reference to the key factors described under the caption “Risk Factors” and elsewhere in any accompanying prospectus supplement.

We caution that the factors described in this prospectus and in any accompanying prospectus supplement could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained or incorporated by reference in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.  New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them.  Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

All proceeds from the disposition of the common shares covered by this prospectus will go to the selling stockholders. We will not receive any proceeds from the disposition of the common stock by the selling stockholders. See “Plan of Distribution”.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of November 30, 2007 by the selling stockholders, and as adjusted to reflect the sale of the shares in this offering.  The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. The selling stockholders may be deemed to be an “underwriter” as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed to be underwriting commissions. Please read the section entitled “Plan of Distribution” in this prospectus.

The selling stockholders acquired the common stock to which this prospectus relates in connection with private equity offerings completed in August 2003 to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act, and to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, under a registration rights agreement, to register for resale the shares of our common stock described in the table below.

We have been advised that none of the selling stockholders are broker-dealers or affiliates of broker-dealers. We have been advised that the selling stockholders acquired our common stock in the ordinary course of business, not for resale, and that the selling stockholders did not have, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

 The following table sets forth the name of each of the selling stockholders, the nature of any position, office, or other material relationship, if any, which the selling stockholders have had within the past three years with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by each such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the selling stockholders listed in the table below have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders. Beneficial ownership is calculated based on 24,447,899 shares of our common stock outstanding as of November 30, 2007.

	Shares Beneficially Owned Prior to the Offering			Shares Covered by this Prospectus		Shares Beneficially Owned After the Offering
Name	Number		Percentage	Number		Number	Percentage

Apax Excelsior VI, L.P. (3)	5,039,274	(4)	20.4%	5,039,274	(4)	-	*
Apax Excelsior VI-A, C.V. (3)	411,635	(5)	1.7	411,635	(5)	-	*
Apax Excelsior VI-B, C.V. (3)	274,223	(6)	1.1	274,223	(6)	-	*
Patricof Private Investment Club III, L.P. (3)	172,203	(7)	*	172,203	(7)	-	*

*    Less than 1%
(1) Oren Zeev, who has served as one of our directors since August 2003, served as a partner at Apax Partners, L.P. from January 1999 to July 2007. Mr. Zeev is also a limited partner of Apax Excelsior VI Partners. Mr. Zeev exercises no voting, dispositive or investment control over the securities held by the selling stockholders or any of our other securities and disclaims beneficial ownership of such securities.
(2) Alan J. Patricof, who served as one of our directors from August 2003 until his resignation in June 2007, was chairman and co-founder of Apax Partners, L.P. through March 2006. Mr. Patricof is also a limited partner of Apax Excelsior VI Partners. Mr. Patricof exercises no voting, dispositive or investment control over the securities held by the selling stockholders or any of our other securities and disclaims beneficial ownership of such securities.
(3) Apax Managers, Inc. is the general partner of certain entities, including Apex Excelsior VI Partners, L.P. Apex Excelsior VI Partners, L.P. is the general partner of certain private equity funds, including Apax Excelsior VI, L.P., Apax Excelsior VI-A; C.V., Apax Excelsior VI-B, C. V. and Patricof Private Investment Club III. L.P. Apex Managers, Inc. has the sole power to vote or direct the vote and to dispose or to direct the disposition of all shares of common stock deemed beneficially owned by it.
(4) Includes 284,833 shares of common stock issuable upon exercise of warrants.
(5) Includes 23,267 shares of common stock issuable upon exercise of warrants.
(6) Includes 15,500 shares of common stock issuable upon exercise of warrants.
(7) Includes 9,733 shares of common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The securities may be sold from time to time in one or more transactions,

•	directly to purchasers,

•	through agents,

•	to or through underwriters or dealers,

•	on any stock exchange, market or trading facility on which the securities are traded,

•	in private transactions,

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, or

•	through a combination of these methods, and

•	in any other method permitted pursuant to applicable law.

The securities may be distributed at,

•	a fixed price or prices, which may be changed,

•	market prices prevailing at the time of sale,

•	prices related to the prevailing market prices, or

•	negotiated prices

GENERAL

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the selling shareholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

 AGENTS

The selling stockholders may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholders may also sell securities to one or more remarketing firms, acting as principals for their own accounts. These firms will remarket the securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the securities.  Securities also may be sold in block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.

 UNDERWRITERS

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. The selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

DEALERS

The selling stockholders may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer for its account or at a fixed offering price agreed to with the selling stockholders at the time of resale.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

 DIRECT SALES

The selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

 INSTITUTIONAL PURCHASERS

The selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

 The selling stockholders will enter into such delayed contracts only with institutional purchasers that they approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

OTHER METHODS OF SALE

The selling stockholders also may sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.  The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the securities we are registering.  The selling stockholders may transfer, devise or gift such securities by other means not described in this prospectus.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

INDEMNIFICATION; OTHER RELATIONSHIPS

The selling shareholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

 MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

The validity of the issuance of the shares of common stock described herein has been passed upon for us by DLA Piper US LLP.

EXPERTS

The consolidated financial statements of Audible, Inc. and subsidiary as of December 31, 2005 and 2006, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report dated April 2, 2007 on the consolidated financial statements includes an explanatory paragraph that states the Company changed its method of quantifying misstatements effective January 1, 2006 and changed its method of accounting for share-based compensation effective January 1, 2006.

KPMG LLP’s report dated April 2, 2007 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses their opinion that Audible, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified as follows: ineffective execution of non-routine contracts; inadequate financial information and communication; ineffective review of account analyses; and inadequate identification and analysis of international non-income tax related matters.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information.  This prospectus is part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information set forth in the registration statement.

The following documents that we previously filed with the SEC are incorporated by reference:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 2, 2007;

(2)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 9, 2007;

(3)	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed on August 8, 2007;

(4)	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed on November 9, 2007;

(5)	our definitive proxy statement related to our 2007 annual meeting of stockholders held on June 20, 2007, filed April 30, 2007;

(6)	our Current Reports on Form 8-K, as follows:

Form	Dated	Filed On

8-K	January 2, 2007	January 8, 2007
8-K	April 11, 2007	April 12, 2007
8-K	July 12, 2007	July 13, 2007
8-K	September 14, 2007	September 17, 2007
8-K	September 14, 2007	September 20, 2007
8-K	October 31, 2007	November 6, 2007

(7)	the information filed pursuant to Item 5.02 of our Current Report on Form 8-K dated July 31, 2007 and filed August 2, 2007.

(8)
the description of our common stock which is contained under the caption “Description of the Registrant’s Securities to be Registered” in our registration statement on Form 8-A filed with the SEC on June 28, 1999, and including any amendment or report filed for the purposes of updating such description.

We also incorporate by reference all documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We also note that we have furnished to the Securities and Exchange Commission certain information set forth in the following Current Reports on Form 8-K:

Form	Dated	Filed On

8-K	February 27, 2007	February 28, 2007
8-K	May 3, 2007	May 3, 2007
8-K	July 31, 2007	August 2, 2007
8-K	November 1, 2007	November 1, 2007

As indicated in the foregoing reports, the information in these Form 8-Ks and the Exhibits attached thereto which was furnished pursuant to Item 2.02 of Form 8-K was not deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor is such information deemed incorporated by reference in this registration statement on Form S-3.

Our Web site is http://www.audible.com.  Our Web site links to our filings available on the SEC Web site.  We will also provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference, at no cost to such person.  You should direct any requests for documents to Audible, Inc., 1 Washington Park, 16th floor, Newark, New Jersey 07102, Attention:  Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  Copies of these reports, proxy statements, and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may request copies of these documents by writing to the SEC and paying a fee for the copying costs.  You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our SEC filings are also available to the public from the SEC’s Web site at http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering.  All of the amounts shown are estimated except the Securities and Exchange Commission registration fee. We will pay all expenses of registration incurred in connection with the offering.

Expense	Amount
Securities and Exchange Commission registration fee	$2,059
Legal fees and expenses	5,000
Accounting fees and expenses	10,000
Total	$17,059

Item 15. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.  Our Bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.  Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

Item 16. Exhibits

Incorporated by reference to the Exhibit Index attached hereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

II-1

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (1)(ii) and (i)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newark, State of New Jersey, on December 13, 2007.

AUDIBLE, INC.

By:	/s/ Donald R. Katz
Donald R. Katz
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates  indicated.

	Signature	Title	Date
/s/ Donald R. Katz
	Donald R. Katz	Chief Executive Officer and Chairman (Principal Executive Officer)	December 13, 2007

/s/ William H. Mitchell
	William H. Mitchell	Chief Financial Officer (Principal Financial and Accounting Officer)	December 13, 2007

*
	Richard Sarnoff	Director	December 13, 2007

*
	Gary L. Ginsberg	Director	December 13, 2007

*
	Johannes Mohn	Director	December 13, 2007

*
	William Washecka	Director	December 13, 2007

*
	Oren Zeev	Director	December 13, 2007

*
	James P. Bankoff	Director	December 13, 2007

* By:	/s/Donald R. Katz
Donald R. Katz
Attorney-in-fact

Exhibits

The following exhibits are filed or incorporated by reference, as stated below:

Exhibit No.	Description
5.1	Opinion of DLA Piper US LLP regarding legality. (1)
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (1).

(1)  Incorporated by reference to the Registration Statement on Form S-3 filed December 6, 2007.